EXHIBIT 99.1

PRESS RELEASE       Contact:    Carrizo Oil & Gas, Inc.
                                B. Allen Connell, Director of Investor Relations
                                Paul F. Boling, Chief Financial Officer
                                (713) 328-1000

CARRIZO OIL & GAS UPDATES FOURTH QUARTER OPERATIONS; QUARTERLY AND ANNUAL PRODUCTION REACH RECORD LEVELS

HOUSTON, February 24, 2005 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the operating results for the fourth quarter of 2004. In the Company's core areas in the onshore Gulf Coast of Texas and Louisiana, the Company participated in the drilling of nine gross exploratory wells, all of which were successful. Eight of these successful wells have been completed, and one well is awaiting completion. As of year end, one well was waiting on connection to a pipeline and drilling operations were underway on three wells.

In Carrizo's Barnett Shale Project area in the North Texas area (primarily in the Parker, Tarrant, Denton, Johnson, Hill and Erath counties), the Company participated in the drilling of six gross wells (comprised of three horizontal and three vertical wells), all of which were successful, and, at present, has increased its acreage position to over 35,000 net acres. Five of these successful wells have been completed, and one well is awaiting completion. As of year end, 21 wells were in various stages of testing, completion or awaiting pipeline hook-up and drilling operations were underway on two wells.

The Company's overall apparent drilling success rate in the fourth quarter 2004 was 100 percent, comprised of a total of fifteen wells drilled, all of which were successful. For the entire year, Carrizo participated in 38 gross wells in its onshore Gulf Coast area with 32 successes for an apparent 84.2 percent drilling success rate. In its Barnett Shale area, the Company participated in 33 gross wells in 2004 (comprised of ten horizontal and 23 vertical wells), all of which were successful. The overall Company success rate in 2004 was 91.6 percent, comprised of 71 gross wells drilled, 65 of which were successful.

Production during the fourth quarter of 2004 was estimated to be a record 2.43 Bcfe, or 30.6 percent above the 1.86 Bcfe of production in the fourth quarter 2003 and 19.4 percent above the third quarter 2004 production. Estimated annual production for 2004 reached a record level of 8.32 Bcfe, or 11.5 percent higher than the 7.46 Bcfe of production in 2003. The Company estimates that fourth quarter 2004 sales prices, including the effect of hedging activities, averaged approximately $6.60 per Mcf and $43.67 per barrel. The natural gas sales price was negatively affected $0.08 per Mcf by hedging activities. The oil sales price was negatively affected $1.98 per barrel by hedging activities. Approximately 84 percent of fourth quarter production was natural gas, with 78 percent of total 2004 production being natural gas.

In the Gulf Coast area, drilling operations have begun on one well in Duval County (a 50 percent working interest) and a second well is expected to spud this week (a 50 percent working interest)

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in Matagorda  County.  In the Barnett Shale area,  two wells are  drilling,  one vertical (a 95 percent working interest) and one horizontal (a 100 percent working interest).

Effective February 1, 2005, Carrizo sold to a private company its interest in the Patterson Prospect Area in St. Mary Parish, Louisiana, including the Shadyside #1 well and any anticipated follow-up wells, for undisclosed cash consideration. Carrizo's average daily production from the Shadyside #1 during the 4th quarter 2004 was approximately 970 Mcfe per day. Proceeds from the sale will be used in the 2005 Barnett Shale and Gulf Coast drilling program and for general corporate purposes.

Carrizo Oil & Gas, Inc., is a Houston-based energy company engaged in the exploration, development, exploitation and production of oil and natural gas in proven onshore trends primarily along the Texas and Louisiana Gulf Coast regions and in the Barnett Shale area in North Texas. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the results, reserves, testing, sales, potential and other effects of the Company's wells, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including potential effects or timing, timing of completion and drilling of wells and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results of additional testing of the wells, results of completion and follow-up operations, the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission.